Exhibit 99.1

For Immediate Release	Contact: Scott Howat Director of Communications Affinia Group Inc. (734) 827-5423

AFFINIA GROUP ANNOUNCES FIRST QUARTER RESULTS

ANN ARBOR, MICHIGAN, May 17, 2006 – Affinia Group Inc. today announced first quarter financial results for 2006. For the quarter ended March 31, 2006, revenue was $548 million, which represents an increase of nine percent over the first quarter of 2005 revenue of $502 million. This increase was primarily driven by increased volume, positive economic effects and the favorable impact of foreign currency translation. The net loss for the quarter ended March 31, 2006 was $6 million compared to a loss of $17 million for the quarter ended March 31, 2005. This improvement is primarily attributable to improved gross margin of $19 million, the loss of $14 million (net of tax) on the sale of Beck Arnley in the first quarter of 2005 offset by an increase in selling, general and administrative expenses of $18 million. The increase in selling, general and administrative expenses primarily related to our restructuring programs, expenses associated with establishing a corporate office, increased revenue and professional fees associated with the ongoing implementation of Sarbanes-Oxley.

Thomas Madden, Affinia's Chief Financial Officer, stated, "We are pleased with our revenue growth in the first quarter and the opportunity to continue to support our customers with competitive quality products. Our restructuring program will insure our ability to meet customer expectations in the global marketplace."

As of March 31, 2006 Affinia had $61 million of cash. Total debt for the company as of March 31, 2006 was $617 million, with no borrowings outstanding under the company's receivables securitization program, reflecting a $66 million reduction in debt compared with March 31, 2005. At March 31, 2006 Affinia was in compliance with all covenants in its senior credit agreement including the following financial covenants; a leverage ratio, cash interest expense ratio and a maximum annual capital expenditure.

Affinia Group Inc. has scheduled a conference call for May 18, 2006 at 2:30 PM EDT to discuss these results. To participate in the conference call, please dial (800) 374-0201 within the United States or (706) 643-3711 for international callers and reference conference ID # 8426127.

Reference materials pertaining to the conference call will be posted on Affinia's website www.affiniagroup.com prior to the call.

A replay of the call will be available following the conference call, beginning approximately one hour after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 8426127.

Affinia Group Inc. is a global supplier of top quality automotive components for under hood and under vehicle applications. In North America the Affinia family of brands includes WIX Filters, Raybestos® brand brakes and Aimco brake products, and McQuay-Norris and Spicer® Chassis parts. South American and European brands include Nakata, Urba and Quinton Hazell. Affinia has operations in 19 countries and over 11,000 people dedicated to keeping the world's wheels turning. For more information, visit www.affiniagroup.com.

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